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                                                                   EXHIBIT 99.1

SUITE101.COM
     Real People Helping Real People.


FOR IMMEDIATE RELEASE
---------------------

                                    NEWS RELEASE

        KINETIC VENTURES, LTD. ANNOUNCES COMPLETION OF ACQUISITION OF I5IVE
               COMMUNICATIONS INC. AND CHANGES TO BOARD OF DIRECTORS

                    CHANGES CORPORATE NAME TO SUITE101.COM, INC.

Vancouver, British Columbia, December 14, 1998 - Suite101.com (formerly Kinetic Ventures Ltd.) (OTC-BOWGF) announced today that it has completed the purchase all of the issued and outstanding common shares of i5ive communications inc., a British Columbia corporation, with its principal office in Vancouver, British Columbia, Canada. On November 25, 1998, the Company effected a one-for-six reverse stock split and, as a consequence of the transaction and reflecting the reverse stock split, has 10,061,244 shares of Common Stock outstanding. The Company also announced that in completing the transaction it had changed its corporate name to Suite101.com, Inc.

Concurrently with the closing of the transaction, the Company's existing three Directors resigned and Peter L. Bradshaw, CEO and a Director of i5ive, Julie M. Bradshaw, Managing Director and a Director of i5ive, and Sunny H. Hirai, Chief Technical Officer and Director of i5ive, were elected as the three members of the Company's Board of Directors. Mr. Bradshaw was also appointed the President of the Company.

ABOUT SUITE101.COM
i5ive is an Internet Company engaged in the creation, operation and maintenance of a World Wide Web based community, known as "Suite101.com" where Internet users are able to express themselves, share ideas, interests and expertise, and to publish content accessible to other users with common interests. Suite101.com can be found on the Internet at the following address http://www.suite101.com. The community includes its visitors, Members and Contributing Editors organized topically into eleven major "Communities of Interest". By establishing a free service enabling Internet users to create their own Web sites in Communities of Interest, the Company further believes that the users will in turn write about their experiences and offer their knowledge to other Internet users as a means to find the best content and information on the Internet - quickly and easily. These Communities of Interest provide the context and tools for Web users to publish content, to communicate with other users, and to access a centralized and easy-to-navigate destination for the Best of the Web content.

                                      - more -


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This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities and operating performance of the Company and its acquisition of i5ive. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or performance and involve risks and uncertainties, and that the Company's future business activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the inability of the Company to raise additional capital necessary for the fulfillment of its business plan. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and current report on Form 8-K. The filings may be viewed at http://www.sec.gov



For more information contact:
Nancy McLeod, Investor Relations, Suite101.com
email: nancym@suite101.com
telephone: 604.682.1400
or visit our site at http://www.suite101.com

PRESSRELEASES\12-10-98